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                                                                      EXHIBIT 99



                     [CRESCENT OPERATING, INC. LETTERHEAD]




May 1, 2002


Securities and Exchange Commission
450 Fifth Street
Washington, DC 20549

RE: Assurance from Arthur Andersen in response to SEC Release No. 33-8070 and Release No. 34-45589


To Whom It May Concern:

We have received assurances from Arthur Andersen regarding their audits of The Woodlands Land Development Company, L.P., The Woodlands Operating Company, L.P. and Crescent Resort Development, Inc.

Arthur Andersen has represented to us that their audits were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurances that the engagements were conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audits, availability of national office consultation, and, to the extent applicable, availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Sincerely,

/s/ JEFFREY L. STEVENS

Jeffrey L. Stevens
President, Chief Executive Officer,
Chief Financial and Accounting Officer and
Sole Director